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                                                                    Exhibit 23.2


The Board of Directors
of Stirling Cooke Brown Holdings Limited


The audits referred to in our report dated November 2, 1997 on the consolidated financial statements of the Company, included the related financial statement schedules as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports relating to the consolidated financial statements of the Company and Realm Investments Ltd., included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG Peat Marwick

KPMG Peat Marwick
Hamilton, Bermuda
November 4, 1997